SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
MAXIM PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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Contacts:

Maxim Pharmaceuticals Larry G. Stambaugh Chairman and Chief Executive Officer	FischerHealth½PorterNovelli Life Sciences Aline Schimmel (212) 601-8278

John D. Prunty Chief Financial Officer

(858) 453-4040
MAXIM PHARMACEUTICALS RECEIVES RECOMMENDATION FROM ISS IN
FAVOR OF PROPOSED MERGER WITH EPICEPT CORPORATION
SAN DIEGO, Calif., December 8, 2005 — Maxim Pharmaceuticals, Inc. (NASDAQ NM: MAXM, SSE: MAXM) announced today that the Institutional Shareholder Services, or ISS, has recommended that Maxim’s stockholders vote in favor of the proposal to approve and adopt the merger agreement and the merger with EpiCept Corporation. ISS is a leading provider of proxy voting and corporate governance services to institutional investors, analyzing proxies and issuing informed research and objective vote recommendations for more than 33,000 companies across 115 markets worldwide.
The Company urges stockholders who have not already done so to vote their shares. Stockholders who have questions or need more information about the special meeting to be held on December 21, 2005, should contact the Company’s proxy solicitor, MacKenzie Partners, as shown below.
EpiCept has filed a registration statement that contains a definitive proxy statement/prospectus with the Securities and Exchange Commission. STOCKHOLDERS OF MAXIM AND OTHER INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THE PROXY STATEMENT/PROSPECTUS) REGARDING THE PROPOSED MERGER BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT EPICEPT, MAXIM AND THE PROPOSED MERGER. Maxim’s stockholders may also obtain a free copy of the definitive proxy statement/prospectus, as well as other filings containing information about Maxim and EpiCept, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy

December 8, 2005

statement/prospectus and Maxim’s other filings with the SEC can also be obtained, without charge, by directing a request to Maxim Pharmaceuticals, 8899 University Center Lane, Suite 400, San Diego, CA 92122, Attention: Investor Relations, Telephone: (858) 453-4040 or MacKenzie Partners, Inc. toll free at (800) 322-2885, or direct at (212) 929-5500. If you are located in Sweden, you can call direct at +46-8-775-02-18.

PLEASE VOTE TODAY
If you have any questions or need assistance in voting your proxy card, please contact our proxy solicitor MacKenzie Partners, Inc.
In North America:
Call Toll Free - 800-322-2885 or call direct - 212-929-5500.
In Sweden:
Call WM DATA direct +46-8-775-02-18
Stockholders in Sweden may also fax their proxy cards to WM DATA +46-8-775-01-95.
Swedish Shareholders may also vote through the internet by logging on to
www.maxim.com/sgm
You will find your password included on your proxy card recently mailed to you.
In Europe:
Call direct +44-(0)-207-170-4155
Maxim Overview
Maxim is a biopharmaceutical company dedicated to developing innovative cancer therapeutics. Maxim has completed one Phase 3 clinical trial of Ceplene™ plus Interleukin-2 combination therapy as a remission maintenance therapy for patients with acute myeloid leukemia. Maxim is also engaged in the discovery and development of small-molecule apoptosis inducers and inhibitors to treat a wide range of disorders, including cancers and degenerative diseases. Using its proprietary high-throughput screening technology and its chemical genetics approach several lead compounds have been identified. Current efforts continue toward the development of these compounds either internally or through strategic collaborative arrangements.
Ceplene and the apoptosis compounds are investigational drugs and have not been approved by the U.S. Food and Drug Administration or any international regulatory agency.
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-

December 8, 2005

looking statements include statements regarding the proposed transaction with EpiCept, the efficacy, safety and intended utilization of Ceplene, the oral histamine formulation, and the apoptosis inducers, and the conduct and results of future clinical trials, and plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Such statements are only predictions and the Company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause actual results to differ materially include the risk that Maxim and EpiCept may not be able to complete the proposed transaction, the risk that products that appeared promising in early research and clinical trials do not demonstrate safety or efficacy in larger-scale or later clinical trials, the risk that the Company will not obtain approval to market its products, and the risks associated with the Company’s reliance on outside financing to meet its capital requirements and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. These factors and others are more fully discussed in the Company’s periodic reports and other filings with the Securities and Exchange Commission.
Note: The Maxim logo is a trademark of Maxim.
Editor’s Note: This release is also available on the Internet at http://www.maxim.com.